Exhibit 28(a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: ACAP Investment Series Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
to change the name to: Bluepoint Investment Series Trust
[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon fi1ing .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of October , 2012 A.D.

By:

Trustee

Name:	Gregory Jakubowksy

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